Exhibit 10. a
POLARIS INDUSTRIES INC.
SENIOR EXECUTIVE
ANNUAL INCENTIVE COMPENSATION PLAN
As Amended and Restated
Effective January 1, 2008
1.	Purpose. The Polaris Industries Inc. Senior Executive Annual Incentive Compensation Plan is intended to provide incentives for Eligible Senior Executives to attain and maintain the highest standards of performance, to attract and retain key executives of outstanding competence and ability, to stimulate the active interest of key executives in the development and financial success of the Company, to further align the identity of interests of employees with those of the Company’s shareholders generally and to reward executives for outstanding performance when certain objectives are achieved. This amendment and restatement of the Plan is effective as of January 1, 2008.

2.	Definitions. As used herein, the terms set forth below shall have the following respective meanings:
(a)	“Board” means the Board of Directors of the Company.

(b)	“Business Criteria” means the business criteria listed in Section 6 of this Plan.

(c)	“Code” means the Internal Revenue Code of 1986, as amended from time to time.

(d)	“Committee” means the Committee appointed by the Board to administer the Plan. The Committee shall be constituted at all times so as to meet the outside director requirements of Section 162(m) of the Code.

(e)	“Company” means Polaris Industries Inc., a Minnesota corporation and its successors and assigns.

(f)	“Effective Date” means January 1, 2004.

(g)	“Eligible Senior Executive” means any senior executive employee of the Company designated by the Committee as an Eligible Senior Executive.

(h)	“Incentive Compensation Award” means an incentive compensation award payable under this Plan.

(i)	“Incentive Compensation Award Period” means, with respect to an Incentive Compensation Award, as determined by the Committee, the calendar year beginning on or after the Effective Date with respect to which such Incentive Compensation Award is to be determined. It is expressly intended that any particular calendar year may be included in the Incentive Compensation Award Period of multiple Incentive Compensation Awards.

(j)	“Participant” means, with respect to an Incentive Compensation Award Period, the Eligible Senior Executives selected by the Committee to be eligible to receive an Incentive Compensation Award for such Incentive Compensation Award Period as provided in Section 5 of this Plan.

(k)	“Performance Objective” means the performance objective or objectives established pursuant to Section 5 of the Plan.

(l)	“Plan” means the Polaris Industries Inc. Senior Executive Annual Incentive Compensation Plan, as it may be amended from time to time.
3.	Administration. The Committee shall interpret the Plan, prescribe, amend, and rescind rules relating to it, select eligible Participants, and take all other actions necessary for its administration, which actions shall be final and binding upon all Participants. To the extent permitted by law, all members of the Board of Directors, including the members of the Committee, shall be indemnified and held harmless by the Company with respect to any loss, cost, liability or expense that may be reasonably incurred in connection with any claim, action, suit or proceeding which arises by reason of any act or omission under the Plan so long as such act or omission is taken in good faith and within the scope of the authority delegated herein.

4.	Compliance with Sections 162(m) and 409A. The Plan shall be administered to comply with Sections 162(m) and 409A of the Code and regulations promulgated thereunder, and if any Plan provision is found not to be in compliance with Sections 162(m) or 409A of the Code, the provision shall be deemed modified as necessary to meet the requirements of Sections 162(m) and 409A of the Code.

5.	Selection of Participants and Performance Objective. Prior to the commencement of each Incentive Compensation Award Period, or at such later time as permitted by Section 162(m) of the Code and regulations thereunder, the Committee shall determine in writing (i) the Participants who shall be eligible to receive an Incentive Compensation Award for such Incentive Compensation Award Period, (ii) the Performance Objective, which shall consist of any one or more of the Business Criteria, and (iii) the formula for computing the amount of the Incentive Compensation Award payable to each Participant if the Performance Objective is achieved, which formula shall comply with the requirements applicable to performance-based compensation plans under Section 162(m) of the Code. The amount of an Incentive Compensation Award may be denominated in cash and/or in shares of the Company’s common stock, provided that all amounts paid under the Plan shall be in cash.

6.	Business Criteria. The Business Criteria will include specified levels of one or more of the following:

Operating Income	Net Income
Pre-Tax Income	Customer Retention
Cash Flow	Return on Investment

Return on Capital	Revenue
Return on Equity	Revenue Growth
Return on Assets	Total Shareholder Return
Return on Sales	Stock Price
Expense Targets	Market Share
Customer Satisfaction	Productivity Targets
Sales	Earnings Per Share
Sales Growth	Earnings Per Share Growth
Economic Value Added
The above terms shall have the same meaning as in the Company’s financial statements, or if the terms are not used in the Company’s financial statements, as applied pursuant to generally accepted accounting principles, or as used in the Company’s industry, as applicable. As determined by the Committee, the Business Criteria shall be applied (i) in absolute terms or relative to one or more other companies or indices and (ii) to a business unit, geographic region, one or more separately incorporated entities, or the Company as a whole.
7.	Incentive Compensation Award Certification. The Committee shall certify in writing prior to payment of the Incentive Compensation Award that the Performance Objective has been attained and the Incentive Compensation Award is payable. With respect to Committee certification, approved minutes of the meeting in which the certification is made shall be treated as written certification.

8.	Maximum Incentive Compensation Award Payable. The maximum amount payable with respect to an Incentive Compensation Award to any Participant is $2,500,000.

9.	Extraordinary or Unusual Events. The Committee may, in its discretion, disregard the impact of any extraordinary or unusual event (in accordance with generally accepted accounting procedures) in determining whether a Performance Objective has been obtained or may make appropriate adjustments in any Performance Objective to reflect such extraordinary or unusual event.

10.	Discretion to Reduce Awards. The Committee, in its sole and absolute discretion, may reduce the amount of any award otherwise payable to a Participant.

11.	Active Employment Requirement. Except as provided below, an Incentive Compensation Award shall be paid for an Incentive Compensation Award Period only to a Participant who is actively employed by the Company (or on approved vacation or other approved leave of absence) throughout the Incentive Compensation Award Period and who is employed by the Company on the date the Incentive Compensation Award is paid. To the extent consistent with the deductibility of awards under Section 162(m) of the Code and regulations thereunder, the Committee may in its sole discretion grant an Incentive Compensation Award for the Incentive Compensation Award Period to a Participant who is first employed or who is promoted to a position eligible to become a Participant under this Plan during the Incentive Compensation Award Period, or whose employment is terminated during the Incentive Compensation Award Period because of the Participant’s retirement under the Company’s 401(k) plan, death, or because of disability as defined in Section 22(e)(3) of the Code. In such cases of active employment for part of an Incentive Compensation Award Period, a pro rata Incentive Compensation Award may be paid for the Incentive Compensation Award Period.

12.	Payment and Deferrals of Incentive Compensation Award.

An Incentive Compensation Award shall be paid to the Participant for the Incentive Compensation Award Period as provided in this Plan. The Company shall pay the Incentive Compensation Award to the Participant in such form as the Committee may determine and at such time as the Committee may determine after the Committee certifies that the Incentive Compensation Award is payable as provided in Section 7, but no later than March 15th of the year following the year in which the Incentive Compensation Award Period ends. In the event of the Participant’s death, any Incentive Compensation Award shall be paid to the Participant’s spouse or, if there is no surviving spouse, the Participant’s estate. Payments under this Section shall operate as a complete discharge of the Committee and the Company. The Company shall deduct from any Incentive Compensation Award paid under the Plan the amount of any taxes required to be withheld by the federal or any state or local government.

The Committee may, in its sole and absolute discretion, permit an Eligible Senior Executive who is entitled to receive an Incentive Compensation Award to elect to defer receipt of such Incentive Compensation Award in accordance with the terms of the Polaris Industries Inc.Supplemental Retirement/Savings Plan.

13.	Shareholder Approval. No Incentive Compensation Award shall be payable under this Plan unless the Plan is disclosed to and approved by the shareholders of the Company in accordance with Section 162(m) of the Code and regulations thereunder.

14.	Limitation of Rights. Nothing in this Plan shall be construed to (a) give any employee of the Company any right to be awarded any Incentive Compensation Award other than that set forth herein, as determined by the Committee; (b) give a Participant any rights whatsoever with respect to shares of common stock of the Company; (c) limit in any way the right of the Company to terminate an employee’s employment with the Company at any time for any reason or no reason; (d) give a Participant or any other person any interest in any fund or in any specific asset or assets of the Company; or (e) be evidence of any agreement or understanding, express or implied, that the Company will employ an employee in any particular position or at any particular rate of remuneration.

15.	Non-Exclusive Arrangement. The adoption and operation of this Plan shall not preclude the Board or the Committee from approving other short-term incentive compensation arrangements for the benefit of individuals who are Participants hereunder as the Board or Committee, as the case may be, deems appropriate and in the best interests of the Company.

16.	Nonassignment. The right of a Participant to the payment of any Incentive Compensation Award under the Plan may not be assigned, transferred, pledged, or encumbered, nor shall such right or other interests be subject to attachment, garnishment, execution, or other legal process.

17.	Amendment or Termination of the Plan. The Board may amend or terminate the Plan at any time, except that no amendment or termination shall be made that would impair the rights of any Participant to an Incentive Compensation Award that would be payable were the Participant to terminate employment on the effective date of such amendment or termination, unless the Participant consents to such amendment or termination. The Plan shall automatically terminate on January 1, 2009 unless sooner terminated by action of the Board or extended with the approval of the Board and the Company’s shareholders.

18.	Governing Law. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of the State of Minnesota, other than the conflict of law provisions of such laws.

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